Exhibit 99.1

NewsRelease

TC PipeLines, LP Increases 2017 Second Quarter Cash
Distribution by Six Percent

HOUSTON, TEXAS –(Marketwired- July 20, 2017) –TC PipeLines, LP (NYSE:TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership's second quarter 2017 cash distribution of $1.00 per common unit.  The distribution represents a 6 percent increase from the $0.94 per common unit paid in the first quarter of 2017.

This cash distribution is the 73rd consecutive quarterly distribution paid by the Partnership and is payable on August 11, 2017 to unitholders of record at the close of business on August 1, 2017.

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of TC PipeLines, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Media Inquiries:
Mark Cooper/James Millar
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772

 investor_relations@tcpipelineslp.com